UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019

CACI International Inc

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31400	54-1345888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 N. Glebe Road Arlington, Virginia		22201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 841-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CACI	New York Stock Exchange

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2019, Kenneth Asbury notified CACI International Inc (the “Company”) of his intention to resign as President and Chief Executive Officer of the Company and resign from the board of directors of the Company (the “Board”) effective June 30, 2019. To support a smooth and efficient transition, effective July 1, 2019, Mr. Asbury will assume the role of Special Advisor to the Executive Chairman of the Board.

On June 3, 2019, the Board appointed John Mengucci, the Company’s Chief Operating Officer, to the position of President and Chief Executive Officer of the Company effective July 1, 2019. The Board also appointed Mr. Mengucci as a director of the Company effective July 1, 2019.

Mr. Mengucci, 56, joined the Company in February 2012 as Chief Operating Officer for U.S. Operations and has served as the Company’s Chief Operating Officer since July 2012. Prior to joining the Company, Mr. Mengucci served as President of Lockheed Martin Corporation’s Information Systems and Global Solutions - Civil Product Line from 2010 through 2012 and President of Lockheed Martin Corporation’s Information Systems and Global Solutions – Defense Line from 2007 through 2010.

There was no arrangement or understanding pursuant to which Mr. Mengucci was selected as an officer or director of the Company. There are no family relationships between Mr. Mengucci and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Mengucci was a participant.

The Board approved an Employment Agreement in connection with Mr. Mengucci’s appointment as President and Chief Executive Officer of the Company. Under the terms of the agreement, Mr. Mengucci will receive a base salary of $950,000 and an incentive bonus target, which is based upon achievement of Company profitability, revenue, and other operational goals, of $1,275,000. Also under the agreement, assuming a termination event (termination by the Company without cause as defined in the agreement or a resignation by Mr. Mengucci for “good reason” as defined in the agreement) occurs, Mr. Asbury will receive a severance payment equal to 24 months base salary, continued participation in the Company’s health care coverage for a one-year period, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination. If a termination event occurs within 180 days prior to or one year following a change of control of the Company, Mr. Mengucci will receive a termination payment equal to 24 months base salary, continued participation in the Company’s health care coverage for a one-year period, and two times his average bonus payments for the five fiscal years immediately preceding the termination, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination. The Company also finalized the Supplemental Executive Retirement Plan that was offered to Mr. Mengucci in 2012 and provides certain benefits to offset the loss of benefits from Mr. Mengucci’s previous employers.

Effective July 1, 2019, DeEtte Gray, the Company’s President, U.S. Operations, will serve as President, Business and Information Technology Solutions Sector.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CACI International Inc

Date: June 4, 2019	By:	/s/ J. William Koegel, Jr.
J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary